NATIONS FUNDS
                          RETIREMENT PLAN FOR ELIGIBLE
                               DIRECTORS/TRUSTEES
                                    PREAMBLE

              Effective on or before January 26, 1995, the regulated investment companies advised by NationsBank, N.A. (Carolinas) or its affiliates (the "Nations Funds") have adopted THE NATIONS FUNDS RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES (the "Plan") for the benefit of each of the directors and trustees of each of the Nations Funds who is not an employee of any of the Nations Funds, or their distributor, administrator or advisor, or any of their affiliates. As the Plan does not benefit any employees of the Nations Funds, it is not intended to be classified as an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.



                                    ARTICLE I

                      DEFINITION OF TERMS AND CONSTRUCTION

      1.1     Definitions.

              Unless a different meaning is plainly implied by the context; the following terms as used in this Plan shall have the following meanings;

              (a) "Accrued Benefit" shall mean, as of any date prior to a Participant's Normal Retirement Date, his Retirement Benefit, determined as of, and commencing on, his Normal Retirement Date, but based upon his Compensation and Years of Service computed as of such date of determination.

              (b) "Administrator" shall mean the administrative committee provided for in Article VI.

              (c) "Board of Directors" shall mean the Board of Directors of each of the Nations Funds.

              (d) "Compensation" shall mean, for any Director, the aggregate amount of director's fees paid or accrued by the Nations Funds for such Director during the calendar year during which the Director's Retirement occurs, including amounts of director's fees deferred during such fiscal year under a separate agreement between the Nations Funds and the Director. In addition, for purposes of this Plan, "Compensation" shall include fees which would have been paid or accrued by the Nations Funds for such Director during the calendar year during which the


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 Director's Retirement occurs but for the execution of a waiver of such fees by the Director. In the event the Director's Retirement occurs on other than the last day of the calendar year, his Compensation for such calendar year shall be annualized, if necessary, to reflect the amount he would have received (including deferred amounts) had his Retirement occurred on the last day of such calendar year. The amount of such annualized Compensation shall be determined by the Administrator.

              (e) "Deferred Retirement Date" shall mean the first day of the month coincident with or next following the date on which a Participant terminated Service after his Normal Retirement Date.

              (f) "Director" shall mean an individual who is a director or trustee of one or more of the Nations Funds which have adopted the Plan but who is not an employee of any of the Nations Funds, or their distributor, administrator or advisor, or any of their affiliates. A director or trustee shall not be considered to be an employee of any of the Nations Funds for purposes of this Plan solely by reason of holding a position as an officer of a Fund, provided the director or trustee receives no compensation from the Fund other than director's or trustee's fees.

              (g) "Disability" shall mean the inability of the Participant to participate in meetings of the Board of Directors, either in person or by telephone, for a period of at least nine (9) consecutive months.

              (h) "Effective Date" shall mean, with respect to each of the Nations Funds, the date on which this Plan was adopted (as shown on the last page hereof).

              (i) "Fund" shall mean a Nations Fund which has adopted this Plan.

              (j) "Nations Funds" shall mean the regulated investment companies advised by NationsBank, N.A. (Carolinas), or its affiliates.

              (k) "Normal Retirement Date" shall mean the date on which a Participant has both attained age 65 and has completed at least five continuous and non-forfeited Years of Service with one or more of the Nations Funds.

              (l) "Participant" shall mean a Director who has met all of the eligibility requirements of the Plan and who is currently included in the Plan as provided in Article II hereof.

              (m) "Plan" shall mean the "Nations Funds Retirement Plan for Eligible Directors/ Trustees" as described herein or as hereafter amended from time to time.

              (n)    "Plan Year" shall mean a calendar year.

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              (o) "Retirement" shall mean a Director's termination of his active
Service with the Nations Funds on or after his Normal Retirement Date, due to his death, Disability, or voluntary or involuntary termination of his Service.

              (p) "Retirement Benefit" shall mean the benefit described under Sections 3.1 or 3.2 hereof to which a Participant is entitled on or after his Normal or Deferred Retirement Date.

              (q) "Service" shall mean an individual's serving as a Director of one or more of the Nations Funds.

              (r) "Year of Service" shall mean each complete calendar year during which the Director was a Director for the entirety of such calendar year, including years of unbroken service prior to the Effective Date. For all purposes of this Plan, in the event a Director ceases to serve as a Director prior to his Normal Retirement Date, he shall forfeit credit for all Years of Service completed prior to such cessation even if he subsequently again becomes a Director. Furthermore, any unbroken service provided by a Participant (i) to a Nations Fund immediately prior to its being advised by NationsBank, N.A. (Carolinas) (or any of its affiliates) or (ii) to a predecessor of a Nations Fund immediately prior to its being merged into such Nations Fund, will be taken into account in determining such Participant's Years of Service, subject to all restrictions and other forfeiture provisions contained herein.

      1.2     Plurals and Gender.

              Where appearing in the Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

      1.3     Directors/Trustees.

              Where appropriate, the term "director" shall also refer to "trustee," "directorship" shall also refer to "trusteeship" and "Board of Directors" shall also refer to "Board of Trustees."

      1.4     Headings.

              The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

      1.5     Severability.

              In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.


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                                   ARTICLE II

                                  PARTICIPATION

      2.1     Commencement of Participation.

              Each Director shall become a Participant hereunder on the later of the Effective Date or the date his directorship of one or more of the Nations Funds commences.

      2.2     Termination of Participation.

              After commencement or resumption of his participation, a Director shall remain a Participant until the earliest of the following dates:

              (a)    His actual Retirement date;

              (b)    His date of death;

              (c) The date on which he otherwise incurs a termination of Service; or

              (d)    The effective date of the termination of the Plan.

      2.3     Resumption of Participation.

              Any Participant whose Service terminates and who thereafter again becomes a Director shall resume participation immediately upon again becoming a Director except that, as provided in Section 1.1(t) hereof, if his Service is terminated prior to his Normal Retirement Date, for all purposes of this Plan he shall forfeit credit for all Years of Service completed prior to such termination of his Service.

      2.4     Determination of Eligibility.

              The Administrator shall determine the eligibility of Directors in accordance with the provisions of this Article.



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                                   ARTICLE III

                            BENEFITS UPON RETIREMENT
                        AND OTHER TERMINATION OF SERVICE

      3.1     Normal Retirement.

              Upon Retirement a Participant shall be entitled to receive an annual benefit from the Nations Fund commencing on the first day of the calendar quarter coincident with or next following his date of Retirement, payable in quarterly installments for a period of no more than five (5) years (thus equaling no more than twenty (20) quarterly installments) equal to five percent (5%) of his Compensation paid by the Nations Fund multiplied by the number of his non-forfeited Years of Service (not in excess of ten (10) Years of Service) completed with respect to any of the Nations Funds.

      3.2     Deferred Retirement.

              In the event that a Participant remains in Service with the Nations Funds after his Normal Retirement Date, he shall not be entitled to any benefits hereunder until his Deferred Retirement Date. Commencing on the first day of the calendar quarter following his Deferred Retirement Date, a Participant shall be entitled to receive a Retirement Benefit from the Nations Funds paid in twenty (20) quarterly installments in an amount equal to the quarterly Retirement Benefit he would have received from the Nations Funds under
Section 3.1 hereof had his Retirement occurred on his Normal Retirement Date, except that such quarterly benefit shall be computed by including the number of any additional Years of Service which have accrued since his Normal Retirement Date (subject to the ten (10) Years of Service limitation set forth under Section 3.1 hereof) and by taking into account any increases in Compensation received since his Normal Retirement Date.

      3.3     Other Termination of Service.

              Upon termination of his participation in this Plan for any reason prior to his Normal Retirement Date, a Participant shall not be entitled to any benefit hereunder.

      3.4     Benefits Calculated in the Aggregate for all of the Nations Funds.

              With respect to each Participant, the benefits payable hereunder shall be based on the aggregate Compensation paid by the Nations Funds and on the Participant's non-forfeited Years of Service. Each Fund's share of the obligation to provide such benefits shall be determined by use of accounting methods adopted by the Administrator.


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                                   ARTICLE IV

                                 DEATH BENEFITS

      4.1     Death Prior to Commencement of Benefits.

              In the event of a Participant's death on or after his Normal Retirement Date, but prior to the commencement of his Retirement Benefits under
Article III hereof, the surviving spouse (if any) of such Participant shall be entitled to receive a quarterly survivor's benefit for no more than five (5) years (thus, not exceeding twenty (20) quarterly installments) beginning on the first day of the calendar quarter next following the date of the Participant's death equal to fifty percent (50%) of the amount of the quarterly installments of Retirement Benefits that would have been paid to the Participant under Sections 3.1 or 3.2 hereof based upon the Participant's Compensation and Years of Service as of his date of death.

      4.2     Death Subsequent to Commencement of Benefits.

              In the event a Participant dies after the commencement of his Retirement Benefit under Article III, but prior to the cessation of the payment of such Retirement Benefits, the surviving spouse (if any) of such Participant shall be entitled to receive survivor's benefits equal to fifty percent (50%) of the amount of the annual Retirement Benefits payable to the Participant under
Article III hereunder, paid at such times, and for such period, as such Retirement Benefits would have continued to have been paid to the Participant had he not died.

      4.3     Death of Spouse.

              (a) In the event a Participant is not survived by a spouse, no benefits will be paid hereunder upon the Participant's death.

              (b) If a deceased Participant's surviving spouse dies while receiving survivor's benefits hereunder, any installments not paid at the time of the surviving spouse's death shall be forfeited.


                                    ARTICLE V

                             SUSPENSION OF BENEFITS

      5.1     Suspension of Benefits Upon Resumption of Service.

              In the case of a Participant who, at a time when he is receiving Retirement Benefits under Article III of this Plan, resumes Service with any Nations Fund, such Retirement Benefits shall be suspended until his subsequent Retirement, termination of Service, or death. Subject to the Years of Service limitations of Section 3.1 hereof, in the event of his Retirement or termination of Service following such a suspension, the quarterly amount of his remaining


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Retirement Benefits shall thereafter be adjusted to reflect any additional Years of Service completed by, or a higher rate of Compensation received by, such Participant.


                                   ARTICLE VI

                                  ADMINISTRATOR

      6.1     Appointment of Administrator.

              This plan shall be administered by the Nominating and Compensation Committees of the Boards of Directors of the Nations Funds. The members of such committees are not "interested persons" (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended) of any of the Nations Funds. The term "Administrator" as used in this Plan shall refer to the members of such committees, either individually or collectively, as appropriate.

      6.2     Powers and Duties of Administrator.

              Except as provided below, the Administrator shall be authorized in connection with the administration of this Plan:

              (a) To promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan;

              (b) To determine all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility and of the status and rights of the Participants and any other persons hereunder;

              (c) To decide any dispute arising hereunder; provided, however, that no Administrator shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan;

              (d) To advise the Boards of Directors of the Nations Funds regarding the known future need for funds to be available for distribution;

              (e) To correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan;

              (f) To compute the amount of benefits and other payments which shall be payable to any Participant or surviving spouse in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits shall be paid;

              (g) To make recommendations to the Boards of Directors of the Nations Funds with respect to proposed amendments to the Plan;

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              (h) To file all reports with government agencies; Participants and other parties as may be required by law, whether such reports are initially the obligation of the Nations Funds, or the Plan;

              (i) To engage an independent actuary on behalf of the Plan and to cause the liabilities of the Plan to be evaluated by the actuary; and

              (j) To have all such other powers as may be necessary to discharge its duties hereunder.

      6.3     Action by Administrator.

              The Administrator may elect a Chairman and Secretary from among its members and may adopt rules for the conduct of its business. A majority of the members then serving shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Administrator shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by at least a majority of the members. All documents, instruments, orders, requests, directions, instructions and other papers shall be executed on behalf of the Administrator by either the Chairman or the Secretary of the Administrator, if any, or by any member or agent of the Administrator duly authorized to act on the Administrator's behalf.

      6.4     Participation by Administrators.

              No Administrator shall be precluded from becoming a Participant in the Plan if he would be otherwise eligible, but he shall not be entitled to vote or act upon matters or to sign any documents relating specifically to his own participation under the Plan, except when such matters or documents relate to benefits generally. If this disqualification results in the lack of a quorum, then the Boards of Directors, by majority vote of the members of a majority of such Boards of Directors (a "Majority Vote"), shall appoint a sufficient number of temporary Administrators, who shall serve for the sole purpose of determining such a question.

      6.5     Agents and Expenses.

              The Administrator may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator in connection with the administration of the Plan shall be allocated to each Fund pursuant to the method utilized under Section 3.4 hereof with respect to costs related to benefit accruals. For purposes of the preceding sentence, if an individual serves as a Director for more than one Fund, he shall be deemed to be a separate Director for each such Fund in determining the aggregate number of Directors of the Nations Funds.

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      6.6     Allocation of Duties.

              The duties, powers and responsibilities reserved to the Administrator may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Administrator, in which case no Administrator shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Administrator.

      6.7     Delegation of Duties.

              The Administrator may delegate any of its duties to employees of the Nations Funds' distributor, administrator or adviser, or any of their affiliates, or to any other person or firm, provided that the Administrator shall prudently choose such agents and rely in good faith on their actions.

      6.8     Records and Reports.

              The Administrator shall maintain adequate records of its actions and proceedings in administering this Plan and shall file all reports and take all other actions as it deems appropriate in order to comply with any federal or state law.

      6.9     Information from the Nations Funds.

              The Nations Funds shall promptly furnish all necessary information to the Administrator to permit it to perform its duties under this Plan. The Administrator shall be entitled to rely upon the accuracy and completeness of all information furnished to it by the Nations Funds, unless it knows or should have know that such information is erroneous.

      6.10    Reservation of Rights by Boards of Directors.

              When rights are reserved in this plan to the Boards of Directors, such rights shall be exercised only by Majority Vote of the Boards of Directors, except where the Boards of Directors, by unanimous written resolution, delegate any such rights to one or more persons or to the Administrator. Subject to the rights reserved to the Boards of Directors as set forth in this Plan, no member of the Boards of Directors shall have any duties or responsibilities under this Plan, except to the extent he shall be acting in the capacity of an Administrator.

      6.11    Liability and Indemnification.

              (a) The Administrator shall perform all duties required of it under this Plan in a prudent manner. The Administrator shall not be responsible in any way for any action or omission of the Nations Funds or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan. The Administrator also shall not be responsible for any act or omission of any of its agents provided that such agents were prudently chosen by the Administrator and that the Administrator relied in good faith upon the action of such agents.

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              (b) The Administrator shall not be relieved from responsibility or liability for any responsibility, obligation or duty imposed upon it under this Plan. Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Administrator shall be indemnified and held harmless by the Nations Funds against liability or losses occurring by reason of any act or omission of the Administrator.


                                   ARTICLE VII

                           AMENDMENTS AND TERMINATION

      7.1     Amendments.

              The Boards of Directors reserve the right at any time and from time to time, and retroactively, if deemed necessary or appropriate by them, to amend in whole or in part by Majority Vote any or all of the provisions of this Plan, provided that:

              (a) No amendment shall make it possible for any part of a Participant's Accrued Benefit or Retirement Benefit to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their surviving spouses, except to the extent otherwise provided in this Plan;

              (b) No amendment may reduce any Participant's Accrued Benefit as of the effective date of the amendment;

              Amendments may be made in the form of Board of Directors' resolutions or separate written document.

      7.2     Termination.

              Except as provided below, the Boards of Directors reserve the right to terminate this Plan at any time by Majority Vote by giving to the Administrator notice in writing of such desire to terminate. The Plan shall terminate upon the date of receipt of such notice and the rights of all Participants to their Accrued Benefits (determined as of the date the Plan is terminated) shall become payable upon the earlier of the effective date of the termination of the Plan, or, with respect to each Participant, upon his Normal Retirement Date in quarterly installments or in an actuarially equivalent lump sump as determined by the Administrator.

      7.3     Change in Control.

              In the event of the voluntary resignation of, or a vote or action to replace, or a decision not to stand for re-election by, two or more of the directors of a Nations Fund, in connection with a transaction that involves a change in control or management of a Nations Fund or an affiliated person of a Nations Fund, the Plan shall terminate with respect to the directors of


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the Nations Fund who have resigned, been replaced or declined to stand for re-election, on the date they cease being directors and the rights of all such directors to their Accrued Benefits (determined as of the date of termination of the Plan) shall become payable in quarterly installments or in an actuarially equivalent lump sum as determined by the Administrator.


                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1     Rights of Creditors.

              (a) The Plan is unfunded. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of any of the Nations Funds by reason of any Accrued Benefit or Retirement Benefit hereunder, nor any rights to receive distribution of any Retirement Benefit except as and to the extent expressly provided hereunder.

              (b) The Accrued Benefits and Retirement Benefits of each Participant are unsecured and shall be subject to the claims of the general creditors of the Nations Funds.

      8.2     Liability Limited.

              Neither the Nations Funds, the Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

      8.3     Incapacity.

              If the Administrator shall receive evidence satisfactory to it that a Participant or surviving spouse entitled to any benefit under the Plan is, at the time when such benefit becomes payable, physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such Participant or surviving spouse and that no guardian, committee or other representative of the estate of such Participant or surviving spouse shall have been duly appointed, the Administrator may make payment of such benefit otherwise payable to such Participant or surviving spouse to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

      8.4     Cooperation of Parties.

              All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

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      8.5     Governing Law.

              This Plan has been adopted in the State of North Carolina and all questions pertaining to its validity, construction and administration shall be determined in accordance with the laws of that State.

      8.6     No Guarantee of Directorship.

              Nothing contained in this Plan shall be construed as a guaranty or right of any Participant to be continued as a Director of one or more of the Nations Funds (or of a right of a Director to any specific level of Compensation) or as a limitation of the right of any of the Nations Funds, by shareholder action or otherwise, to remove any of its directors.

      8.7     Counsel.

              The Administrator may consult with legal counsel, who may be counsel for one or more of the Board of Directors of the Nations Funds and for the Administrator, with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

      8.8     Spendthrift Provision.

              A Participant's interest in his Accrued Benefit or Retirement Benefit and the interest of a surviving spouse of a Participant in any benefit payable under Article IV hereof shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee, or be liable for such person's debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

      8.9     Forfeiture for Cause.

              Notwithstanding any other provision of this Plan to the contrary, any benefits to which a Participant (or his surviving spouse) may otherwise be entitled hereunder will be forfeited in the event the Administrator, in its sole discretion, determines that a Participant's termination of Service is due to such Participant's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Director.


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                                   ARTICLE IX

                                CLAIMS PROCEDURE

      9.1     Notice of Denial.

              If a Participant is denied any Retirement Benefit (or a surviving spouse is denied a survivor's benefit) under this Plan, either in total or in an amount less than the full Retirement Benefit to which he would normally be entitled, the Administrator shall advise the Participant (or surviving spouse) in writing of the amount of his Retirement Benefit (or survivor's benefit), if any, and the specific reasons for the denial. The Administrator shall also furnish the Participant (or surviving spouse) at that time with a written notice containing:

              (a) A specific reason with reference to pertinent Plan provisions.

              (b) A description of any additional material or information necessary for the Participant (or surviving spouse) to perfect his claim, if possible, and an explanation of why such material or information is needed.

              (c) An explanation of the Plan's claim review procedure.

      9.2     Right to Reconsideration.

              Within 60 days of receipt of the information stated in Section 9.1 above, the Participant (or surviving spouse) shall, if he desires further review, file a written request for reconsideration with the Administrator.

      9.3     Review of Documents.

              So long as the Participant's (or surviving spouse's) request for review is pending (including the 60-day period in 9.2 above), the Participant (or surviving spouse) or his duly authorized representative may review pertinent Plan documents and may submit issues and comments in writing to the Administrator.

      9.4     Decision by Administrator.

              A final and binding decision shall be made by the Administrator within 60 days of the filing by the Participant (or surviving spouse) of his request for reconsideration, provided, however, that if the Administrator, in its discretion, feels that a hearing with the Participant (or surviving spouse) or his representative present is necessary or desirable, this period shall be extended an additional 60 days.

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      9.5     Notice by Administrator.

              The Administrator's decision shall be conveyed to the Participant (or surviving spouse) in writing and shall include specific reasons for the decision and the provisions of the Plan on which the decision is based.

Adopted on January 26, 1995 by:

Nations Fund, Inc.
Nations Fund Trust
The Capitol Mutual Funds

Adopted on January 25, 1995 by:

Nations Fund Portfolios, Inc.


Amended on July 13, 1995 by:

Nations Fund, Inc.
Nations Fund Trust
The Capitol Mutual Funds
Nations Fund Portfolios, Inc.



Adopted on August 6, 1997 by:

Nations Annuity Trust



Adopted on February 24, 1999 by:

Nations Master Investment Trust


Adopted on December 9, 1999 by:

Nations Funds Trust


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